Exhibit 99.1

GNQ Insilico Plans to Accelerate Precision Medicine and

Clinical AI Adoption Across Drug Development and Patient Care

The new service offering combines GNQ Insilico’s Causal AI Drug Assessment, Drug

Simulation, and Digital Twin platforms with IBM’s consulting and hybrid cloud expertise.

SAN JOSE, Calif. — (BUSINESS WIRE) — GNQ Insilico, Inc. (GNQ), a precision medicine TechBio company, today announced a collaboration with IBM aimed to help healthcare and life sciences organizations accelerate the adoption of personalized, data-driven medicine. Through this collaboration, GNQ will deliver its causal AI Drug Assessment, Drug Simulation, and Digital Twin platforms supported by IBM’s consulting expertise and hybrid cloud deployment experience. The collaboration is formalized through a global Joint Initiative Marketing Agreement signed in March 2026.

Clinical trial failure rates remain high, and treatment decisions are often made without full insight into individual patient biology. The platforms are designed to address these challenges by pairing GNQ’s mechanistic, causal AI models with IBM’s secured, scalable technology infrastructure, to support life sciences companies and healthcare providers in their efforts towards more predictive drug development and more personalized clinical decisions.

The platform offerings are now available and are designed to support three primary groups:

●	Emerging biopharma companies looking to mitigate risk in early drug development.

●	Large pharmaceutical organizations seeking to improve and scale their clinical decision-making.

●	Hospitals and health systems aiming to deliver more personalized, data-driven support for treatment decisions.

“GNQ’s differentiation is our causal AI framework grounded in elementary reaction kinetics and pathway biology — modeling how therapies interact with individual patient biology at the mechanistic level through quantum-enhanced simulation. Our Biomedical Reasoning Model enables true causal inference, not just pattern recognition. IBM’s Consulting’s enterprise AI platform, hybrid cloud infrastructure, and deep life sciences industry expertise provide the foundation to deploy this precision medicine platform at scale,” said Sudhir Saxena, Chief Technology Officer, GNQ Insilico, Inc. “We believe that AI-driven causal reasoning will define the future of drug development and precision medicine, and we are building that future.”

Combining Causal Reasoning AI with Enterprise Infrastructure

The offering integrates IBM’s consulting and hybrid cloud services with GNQ’s digital twin technology, which uses causal simulations and biological pathway modeling to inform how individual patients may respond to therapies. GNQ’s platform reasons from the physics of molecules to the fate of patients — encoding biology as quantitative cause-and-effect equations, grounding drug-target interactions in quantum simulation, and providing insights on each patient’s individual treatment future through a living causal model of their own biology.

Together, the offering is being designed to help reduce clinical development risk, increase trial success probability, and help clinicians to make more personalized treatment decisions based on mechanistic biological insight.

Digital Twin Platforms in Action

The platforms are already generating commercial momentum. GNQ Insilico has signed a three-year, $96 million agreement with a physician-led comprehensive health program operating across North America. Under this agreement, GNQ’s Digital Twin Platforms will serve as the foundational clinical AI infrastructure for the program’s clinic network, enabling longitudinal, multi-omics-based health insights for physicians and patients.

IBM is supporting GNQ through healthcare and life sciences consulting, hybrid cloud platform deployment, and systems integration for rapid rollout across clinic locations. The collaboration is intended to serve as a model for how combined causal AI and enterprise-grade infrastructure can be deployed across functional medicine networks, provider groups, and health systems globally with the insights from GNQ AI Genomic platforms.

“The life sciences and healthcare industries are at an inflection point. AI is no longer experimental — it is becoming important infrastructure for organizations working to reduce clinical failure rates and move from reactive to more proactive care,” said Manoj Kenkare, Senior Partner, Life Sciences Industry Leader, IBM Consulting. “GNQ Insilico brings something differentiated: mechanistic, causal intelligence grounded in pathway biology, rather than pattern matching on historical data. This collaboration brings together capabilities that are truly greater than the sum of their parts, and we see significant potential as we scale this across our global client relationships.”

About GNQ Insilico, Inc.

GNQ Insilico, Inc. is a California-based precision medicine TechBio company developing quantum-enhanced AI platforms for drug assessment, clinical decision support, and personalized medicine. GNQ’s platform stack encompasses the Drug Assessment Platform (DAP), the Drug Simulation Platform (DSP), the Digital Twin Platform (DTP), and the Biomedical Reasoning Model (BRM) — all grounded in causal inference, pathway biology, and quantum molecular simulation.

Website: gnq.ai

Forward-Looking Statements: This press release contains forward-looking statements based on current expectations. Actual results may differ materially. GNQ Insilico assumes no obligation to update these statements. IBM and GNQ Insilico are independent parties. The collaboration described herein does not constitute a legal partnership. Financial transactions for specific engagements are governed by separate agreements between the parties.

Contacts

Media Contacts

GNQ Insilico, Inc.

Communications & Investor Relations

info@gnq.ai

gnq.ai